Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – April 21, 2026

FVCBankcorp, Inc. Announces First Quarter 2026 Earnings;
24% Increase in Net Income Compared to Year Ago Quarter

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported net income of $6.4 million for the quarter ended March 31, 2026 compared to net income of $5.2 million for the quarter ended March 31, 2025, an increase of $1.2 million, or 24%. Compared to the linked quarter, net income increased $739 thousand, or 13%, from $5.6 million for the quarter ended December 31, 2025.

Diluted earnings per share were $0.35 for the quarter ended March 31, 2026 compared to $0.28 for the quarter ended March 31, 2025, an increase of 25%. Compared to the quarter ended December 31, 2025, diluted earnings per share for the first quarter of 2026 increased $0.04, or 13%, from $0.31.

Return on average assets for the quarter ended March 31, 2026 was 1.17%, an increase from 1.00% for the quarter ended December 31, 2025, and an increase from 0.94% for the year ago quarter ended March 31, 2025. Return on average equity increased to 10.04% for the quarter ended March 31, 2026, compared to 8.94% for the quarter ended December 31, 2025, and 8.61% for the year ago quarter ended March 31, 2025.

First Quarter Selected Financial Highlights
•Pre-tax Pre-provision Operating Income Increased 31% Year-Over-Year. Pre-tax pre-provision operating income (non-GAAP) (which excludes provision for credit losses, acceleration of debt issuance costs on subordinated debt redemption, and income taxes) increased 31%, or $2.1 million, to $8.7 million for the quarter ended March 31, 2026 compared to $6.6 million for the quarter ended March 31, 2025. Refer below to the “Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Operating Income (Non-GAAP)” table for further information.
•Net Interest Margin Increased to 3.26%, Up 15% Compared to the Year Ago Quarter. For the quarter ended March 31, 2026, net interest margin improved 21 basis points to 3.26% from 3.05% for the three months ended December 31, 2025, the ninth consecutive quarter of margin improvement, and increased 43 basis points, or 15%, compared to 2.83% for the first quarter of 2025.
•Efficiency Ratio Improved to 53.98% for the Current Quarter. The efficiency ratio decreased 7% to 53.98% for the first quarter of 2026 compared to the same period of 2025. Net interest income increased $2.4 million, or 16%, to $17.4 million for the first quarter of 2026, compared to $15.1 million for the year ago quarter ended March 31, 2025 while operating expenses increased 8% to $9.9 million for the quarter ended March 31, 2026 compared to $9.1 million for the quarter ended March 31, 2025.
•Core Deposits Grew 3% During the Quarter; 7% Year-Over-Year. Core deposits increased $55.5 million, or 3%, to $1.77 billion at March 31, 2026 compared to $1.71 billion at December 31, 2025, and increased $111.1 million, or 7%, when compared to $1.66 billion at March 31, 2025. During the quarter, wholesale deposits decreased $25.0 million, or 9%, to end at $260.0 million at March 31, 2026.
•Continued Solid Credit Quality. Loans past due 30 days or more totaled $3.3 million at March 31, 2026, a decrease of $4.7 million, or 59%, from $8.0 million at December 31, 2025. Nonperforming loans to total assets increased to 0.52% at March 31, 2026 from 0.48% at December 31, 2025. Nonperforming loans at March 31, 2026 increased slightly to $12.2 million, from $10.9 million at December 31, 2025. The Company recorded net charge-offs of $3 thousand for the quarter ended March 31, 2026.

•Redemption of Subordinated Debt and Senior Notes Issuance; Reduced Cost of Funds. During the quarter, the Company redeemed in full its $18.8 million in outstanding subordinated debt, which had reverted from fixed rate to floating rate paying 3-month SOFR plus 471 basis points, or 8.59%. This funding source was replaced by a private placement of $25 million in senior unsecured notes (the “Senior Notes”) which have a fixed rate of 6.75%. The Senior Notes were rated BBB (low) by Morningstar DBRS and have a three-year term maturing on March 1, 2029.
•Sound, Well Capitalized Balance Sheet. Total risk-based capital to risk-weighted assets for FVCbank (the “Bank”) was 15.86% at March 31, 2026, compared to 15.38% at December 31, 2025. The tangible common equity ("TCE") to tangible assets ("TA") ratio for the Bank was 11.33% at March 31, 2026, down slightly from 11.38% at December 31, 2025. The Bank’s investment securities are classified as available-for-sale, and therefore the unrealized losses on these securities are fully reflected in the TCE/TA ratio.
•Quarterly Cash Dividend Increased $0.01, or 17%. On April 16, 2026, the Company declared a quarterly cash dividend of $0.07 for each share of its common stock outstanding. The dividend is payable on May 18, 2026 to shareholders of record on April 27, 2026. Based on the current number of shares outstanding, the aggregate payment will be approximately $1.3 million.

The Company considers pre-tax pre-provision operating income a useful comparative financial measure of the Company’s operating performance over multiple periods. Pre-tax pre-provision operating income is determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“Our disciplined approach to grow our core customer base continues to drive results with improved earnings, which increased 24% when compared to the year ago quarter. The first quarter of 2026 is our ninth consecutive quarter of margin expansion, improving 7% to 3.26% compared to 3.05% for the fourth quarter of 2025. This is also our fourth consecutive quarter reporting annualized return of average assets of 1% or better, improving to 1.17% for the first quarter of 2026. We remain focused on these strategies to continue on this trajectory.”

Patricia A. Ferrick, President of the Company, said:

“Our use of technology accelerates our operational efficiencies to power our continually improving profitability.  We strategically invest in technology solutions to provide greater security against fraud and customizable solutions for our diverse customer base.  We remain committed to providing personalized and responsive service to our customers as we support their business and personal banking needs."

Statement of Condition
Total assets were $2.34 billion at March 31, 2026 and $2.29 billion at December 31, 2025, an increase of $43.2 million, or 2%. Compared to the year ago quarter, total assets increased $94.6 million, or 4%, from $2.24 billion at March 31, 2025.

Loans receivable, net of deferred fees, were $1.92 billion at March 31, 2026 and $1.94 billion at December 31, 2025, a decrease of $18.0 million, or 1%, primarily due to the Company participating out $20 million from one of its commercial real estate loans. For the first quarter of 2026, loan originations totaled $41.9 million with a weighted average rate of 6.94%. Loan renewals totaled $114.6 million and had a weighted average rate of 7.39%. Loans that paid off during the first quarter of 2026 totaled $26.4 million and had a weighted average rate of 6.44%, and were primarily comprised of commercial real estate and construction loans. Commercial lines of credit decreased $10.8 million at March 31, 2026 when compared to December 31, 2025, contributing to the decrease in net loans for the first quarter. At March 31, 2026, the Company's warehouse lending facility increased $4.1 million from December 31, 2025 to end at $34.1 million, with a weighted average yield of 5.81% for the quarter ended March 31, 2026.

Investment securities were $150.6 million at March 31, 2026 and $153.4 million at December 31, 2025. For the quarter ended March 31, 2026, investment securities decreased due to principal repayments totaling $3.0 million, offset by a decrease in the portfolio’s unrealized losses totaling $164 thousand.

Total deposits were $2.03 billion at March 31, 2026 and $2.00 billion at December 31, 2025, an increase of $30.5 million, or 2%. Core deposits, which exclude wholesale deposits, increased $55.5 million, or 3%, for the quarter ended March 31, 2026. Noninterest-bearing deposits increased $6.0 million, or 2%, for the quarter ended March 31, 2026. At March 31, 2026 and December 31, 2025, reciprocal deposits, which are mostly comprised of interest checking and savings accounts, totaled $214.7 million and $291.8 million, respectively, and are considered part of the Company’s core deposit base. Time deposits increased $59.1 million to $336.1 million during 2026. The Company continues to build core deposits at lower interest rates.

At March 31, 2026 and December 31, 2025, wholesale funding totaled $260.0 million and $285.0 million, respectively, a decrease of $25 million or 9%. Compared to March 31, 2025, wholesale funding has decreased $40 million, or 13%. Wholesale funding at March 31, 2026 was comprised of wholesale time deposits and had a weighted average rate of 3.49% (including $170 million in pay-fixed/receive-floating interest rate swaps at an average rate of 3.27%).

Shareholders’ equity at March 31, 2026 was $260.3 million, an increase of $6.7 million, or 3%, from December 31, 2025. Earnings for the quarter ended March 31, 2026 contributed $6.4 million to the increase in shareholders’ equity. Accumulated other comprehensive loss decreased $874 thousand for the three months ended March 31, 2026, and was primarily related to the change in the Company’s other comprehensive income associated with its cash flow hedges at March 31, 2026.

Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at March 31, 2026 and December 31, 2025 was $14.06 and $13.74, respectively, an increase of 2%. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at March 31, 2026 and December 31, 2025 was $15.10 and $14.83, respectively.

The Bank was well-capitalized at March 31, 2026, with total risk-based capital ratio of 15.86%, common equity tier 1 risk-based capital ratio of 14.83%, and tier 1 leverage ratio of 12.61%.

During the quarter ended March 31, 2026, the Company announced the extension of its share repurchase program that was initiated in 2020. Under the repurchase program, the Company may repurchase up to 1,400,000 shares of its common stock, or approximately 8% of its outstanding shares of common stock at December 31, 2025. The repurchase program will expire on March 31, 2027, subject to earlier termination of the program by the Company's Board of Directors.

Asset Quality
For the three months ended March 31, 2026 and 2025, the Company recorded a provision for credit losses totaling $168 thousand and $200 thousand, respectively. At March 31, 2026 and December 31, 2025, the allowance for credit losses (“ACL”) was $19.1 million and $18.9 million, respectively. The ACL to total loans, net of fees, was 1.00% at March 31, 2026, compared to 0.97% at December 31, 2025. The increase in the ACL was primarily attributable to the updated economic forecast used for the quantitative portion of the ACL calculation for the quarter ended March 31, 2026. The Company recorded net charge-offs of $3 thousand for the three months ended March 31, 2026 compared to net recoveries of $139 thousand for the three months ended March 31, 2025.

The Company proactively assesses the credit risks within its loan portfolio through its established portfolio monitoring programs, working diligently with its customers to minimize losses. At March 31, 2026, the Company’s watch list loans increased to $59.5 million from $57.9 million at December 31, 2025. The increase is primarily comprised of one loan which is a commercial real estate loan located in Maryland. The loan is well secured, not individually impaired, and was rated as special mention, as this loan has not yet developed a well-defined weakness but warrants close attention. The Company continues to work with the borrowers of these loans and believes there will be satisfactory resolution to each of these loans.

Nonperforming loans at March 31, 2026 totaled $12.2 million, or 0.52% of total assets, compared to $10.9 million, or 0.48% of total assets, at December 31, 2025. The increase in nonperforming loans at March 31, 2026 was due to one loan placed on nonaccrual totaling $744 thousand, which is a consumer residential loan, and an increase in loans past due over 90 days of $746 thousand. The Company had no other real estate owned at each of March 31, 2026 and December 31, 2025.

Commercial Real Estate Portfolio
The concentration of commercial real estate ("CRE") loans to total risk-based capital was 306% and construction loans to total risk-based capital was 52%, at March 31, 2026. The reduction in CRE concentration reflects the Company's long-term strategic objective to diversify its loan portfolio mix.

At March 31, 2026, CRE loans totaled $1.00 billion, or 52% of total loans, net of fees, and construction loans totaled $157.3 million, or 8% of total loans, net of fees. Included in CRE loans are loans secured by office properties totaling $160.9 million, or 8% of total loans, which are primarily located in the Virginia and Maryland suburbs of the Company’s market area, with $1.0 million, or 0.05% of total loans, located in Washington, D.C. Loans secured by retail properties totaled $212.0 million, or 11% of total loans, at March 31, 2026, with $9.1 million, or 0.47% of total loans, located in Washington, D.C. Loans secured by multi-family properties totaled $178.7 million, or 9% of total loans, at March 31, 2026, with $81.3 million, or 4% of total loans, located in Washington, D.C. (a decrease from $98.7 million at December 31, 2025). The CRE portfolio, including construction loans, is diversified by asset type and geographic concentration.

The Company manages the CRE portfolio in a disciplined manner, and has comprehensive policies to monitor, measure, and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at March 31, 2026 (dollars in thousands).

Owner Occupied CRE (1)				Non-Owner Occupied CRE (1)				Construction
Asset Class	Average Loan-to-Value (2)	Number of Total Loans	Bank Owned Principal	Average Loan-to-Value (2)	Number of Total Loans	Bank Owned Principal	Top 3 Market Areas	Number of Total Loans	Bank Owned Principal	Total Bank Owned Principal	% of Total Loans
Office, Class A	63%	7	$40,477	40%	2	$14,951	Counties of Fairfax and Loudoun, VA and Montgomery County, MD	—	$—	$55,428
Office, Class B	48%	23	8,165	44%	22	44,383		—	—	52,548
Office, Class C	45%	9	5,015	30%	7	7,499		3	1,068	13,582
Office, Medical	37%	6	946	43%	5	24,578		1	13,792	39,316
Subtotal		45	$54,603		36	$91,411		4	$14,860	$160,874	8%

Retail- Neighborhood/Community Shop	—	—	$—	43%	32	$91,208	Counties of Prince George's and Baltimore, MD and Fairfax County, VA	—	$—	$91,208
Retail- Restaurant	52%	4	4,314	37%	11	20,153		—	—	24,467
Retail- Single Tenant	53%	5	1,794	40%	14	26,133		—	—	27,927
Retail- Anchored,Other	—	—	—	49%	12	32,265		—	—	32,265
Retail- Grocery-anchored	—	—	—	40%	6	36,151		—	—	36,151
Subtotal		9	$6,108		75	$205,910		—	$—	$212,018	11%

Multi-family, Class A		—	$—	41%	2	$1,421	Washington, D.C., Baltimore City, MD and Richmond City, VA	2	$33,111	$34,532
Multi-family, Class B		—	—	60%	18	62,912		—	—	62,912
Multi-family, Class C		—	—	53%	58	70,965		1	977	71,942
Multi-Family-Affordable Housing		—	—	52%	2	9,297		—	—	9,297
Subtotal		—	$—		80	$144,595		3	$34,088	$178,683	9%

Industrial	46%	37	$100,851	53%	26	$110,121	Counties of Prince William and Fairfax, VA and Howard County, MD	—	$—	$210,972
Warehouse	46%	8	6,894	21%	6	5,215		—	—	12,109
Flex	49%	12	10,267	52%	13	54,611		2	—	64,878
Subtotal		57	$118,012		45	$169,947		2	$—	$287,959	15%

Hotels	—%	—	$—	40%	7	$35,102		1	$7,589	$42,691	2%
Mixed Use	43%	8	$6,611	59%	27	$44,662		—	$—	$51,273	3%

Land	—%	—	$—	—%	—	$—		20	$31,695	$31,695	2%
1-4 Family construction	—%	—	$—	—%	—	$—		14	$48,456	$48,456	2%
Other (including net deferred fees)			$56,496			$68,155			$20,562	$145,213	8%

Total commercial real estate and construction loans, net of fees, at March 31, 2026			$241,830			$759,782			$157,250	$1,158,862	60%

At December 31, 2025			$266,317			$766,332			$153,006	$1,185,655	61%

(1) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for non-owner occupied at origination.
(2) Loan-to-value is determined at origination date against current bank-owned principal.

The loans shown in the above table exhibit strong credit quality, with one nonaccrual loan at March 31, 2026 totaling $10.1 million. During its assessment of the ACL, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
For the three months ended March 31, 2026 and 2025, the Company recorded income of $240 thousand and $141 thousand, respectively, related to its investment in ACM. The increase in earnings at ACM is a direct result of continued success in executing their strategic growth and geographic diversification initiatives, resulting in a 68% increase in loan originations for the quarter ended March 31, 2026 compared to the year ago quarter ended March 31, 2025.

The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income.

Income Statement
The Company recorded net income of $6.4 million for the three months ended March 31, 2026 compared to net income of $5.2 million for the three months ended March 31, 2025, an increase of $1.2 million, or 24%. Compared to the linked quarter, net income for the three months ended March 31, 2026 increased $739 thousand, or 13%, from $5.6 million for the three months ended December 31, 2025.

Net interest income increased $2.4 million, or 16%, to $17.4 million for the quarter ended March 31, 2026, compared to $15.1 million for the same period of 2025, and increased $479 thousand, or 3%, compared to the linked quarter ended December 31, 2025. The increase in net interest income for the first quarter of 2026 compared to the year ago quarter was primarily due to an increase in interest income from both increased yields on and level of average earnings assets. Additionally, interest expense decreased during the first quarter of 2026 compared to the year ago quarter as deposits continue to reprice to lower interest rates. On a linked quarter basis, net interest income increased primarily as a result of a decrease in interest expense on deposits as the Company continues to see reductions in funding costs during the first quarter of 2026.

The Company's net interest margin increased 43 basis points to 3.26% for the quarter ended March 31, 2026 compared to 2.83% for the quarter ended March 31, 2025, and increased 21 basis points from 3.05% for the linked quarter ended December 31, 2025. The increase in net interest margin is a result of continued improvement in the cost of funding sources as the Company decreases interest rates on its various deposit products proportionately with any decrease in its yield on earning assets. Cost of funds decreased to 2.61% for the quarter ended March 31, 2026, a decrease from 2.74% for the quarter ended December 31, 2025, and a decrease from 2.83% for the year ago quarter ended March 31, 2025.

Compared to the year ago quarter, interest income increased $1.3 million, or 4%, to $29.8 million, for the first quarter of 2026, and decreased $762 thousand, or 2%, compared to the linked quarter ended December 31, 2025. Loan interest income increased $1.8 million, or 7%, to $28.4 million for the three months ended March 31, 2026, compared to $26.6 million for the three months ended March 31, 2025. This increase in loan interest income was a result of both an increase in average loans and an increase in the yields earned as loans are originated or renewed at higher interest rates compared to maturing loans. The yield on loans increased 19 basis points to 5.88% for the three months ended March 31, 2026 compared to 5.69% for the same period of 2025.

The Company anticipates continued increase in loan yields due to scheduled loan repricings. Within 12 months of March 31, 2026, $125.9 million in fixed rate commercial loans with a weighted average rate of 5.08% and $29.2 million in variable rate commercial loans with a weighted average rate of 4.76% are expected to reprice. Within the following 24-36 months of March 31, 2026, $310.9 million in fixed rate commercial loans with a weighted average rate of 5.66% and an additional $129.7 million in variable rate commercial loans with a weighted average rate of 5.30% are scheduled to reprice. In the near-term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide continued improvement in loan yields.

Interest expense decreased $1.1 million, or 8%, to $12.4 million, for the quarter ended March 31, 2026, compared to $13.5 million for the quarter ended March 31, 2025, which is primarily attributable to the decrease in deposit costs, all while growing core deposits 7% since March 31, 2025. Interest expense on deposits decreased $1.1 million to $11.7 million for the three months ended March 31, 2026, compared to $12.8 million for the three months ended March 31, 2025. On a linked quarter basis, interest expense on deposits decreased $1.5 million, or 11%, compared to the quarter ended December 31, 2025, primarily due to the decrease in deposit costs which began during the fourth quarter of 2025 and continued into 2026. The cost of deposits (which includes noninterest-bearing deposits) for the first quarter ended March 31, 2026 was 2.50%, a decrease of 28 basis points from the year ago quarter ended March 31, 2025, and a decrease of 18 basis points compared to the linked quarter ended December 31, 2025, demonstrating the Company's ability to grow its customer base while reducing deposit costs.

As previously mentioned, the Company redeemed $18.8 million of its subordinated debt during the first quarter of 2026. The Company recognized $244 thousand of unamortized debt issuance costs associated with this redemption, which is included in interest expense for the three months ended March 31, 2026, decreasing net interest margin two basis points. On February 11, 2026, the Company replaced this funding source through the issuance of $25 million in senior unsecured notes, which pay a fixed rate of 6.75%. Interest expense on debt for the three months ended March 31, 2026 totaled $566 thousand, an increase of $321 thousand compared to the year ago quarter ended March 31, 2025, and increased $168 thousand compared to the linked quarter ended December 31, 2025.

Interest expense on other borrowed funds for the quarter ended March 31, 2026 decreased $320 thousand, or 68%, to $148 thousand from $468 thousand, for the quarter ended March 31, 2025. Compared to the linked quarter ended December 31, 2025, interest expense on other borrowed funds increased $93 thousand for the first quarter of 2026. The cost of interest-bearing liabilities for the first quarter of 2026 was 3.19% compared to 3.38% for the fourth quarter of 2025, a decrease of 19 basis points, and compared to a decrease of 27 basis points from 3.46% for the year ago quarter, demonstrating the Company’s ability to reprice funding costs downward simultaneously with federal funds rate decisions during 2025.

Noninterest income for the three months ended March 31, 2026 and 2025 totaled $883 thousand and $671 thousand, respectively, an increase of $212 thousand, or 32%. Compared to the linked quarter, noninterest income for the first quarter of 2026 decreased $43 thousand from $926 thousand for the three months ended December 31, 2025.

Fee income from loans was $111 thousand for the quarter ended March 31, 2026, compared to $77 thousand for the first quarter of 2025. Service charges on deposit accounts totaled $361 thousand for the first quarter of 2026, an increase of $91 thousand, or 34%, compared to $270 thousand for the year ago quarter. Income from bank-owned life insurance increased to $73 thousand for the three months ended March 31, 2026, compared to $70 thousand for the same period of 2025. Income from the minority interest in ACM for the quarter ended March 31, 2026 was $240 thousand, an increase of $99 thousand, or 70%, compared to $141 thousand for the year ago quarter ended March 31, 2025.

Noninterest expense totaled $9.9 million for the quarter ended March 31, 2026, an increase of $739 thousand, or 8%, compared to $9.1 million for the year ago quarter ended March 31, 2025. On a linked quarter basis, noninterest expense increased $335 thousand, or 4%, from $9.5 million for the three months ended December 31, 2025, primarily due to an increase in salaries and benefits expense during the first quarter of 2026. Compared to the year ago quarter, salaries and benefits expense increased $659 thousand, or 14%, for the three months ended March 31, 2026. The increases in salaries and benefits expense when compared to the linked and year ago quarters was primarily a result of filling open positions that were vacant during 2025, along with an increase in payroll taxes and other incentive accruals during the first quarter of 2026.

Internet banking and software expense increased $59 thousand to $884 thousand for the first quarter of 2026 compared to $825 thousand for the year ago quarter ended March 31, 2025, and increased $13 thousand when compared to $871 thousand for the linked quarter ended December 31, 2025, as the Company continues to enhance customer software solutions. Data processing and network administration expense remained relatively flat, decreasing $1 thousand to $618 thousand for the quarter ended March 31, 2026 when compared to the year ago quarter, and increased $109 thousand when compared to the linked quarter ended December 31, 2025, a result of an accrual adjustment reducing this expense item for the fourth quarter of 2025. The Company continues to identify and assess opportunities to reduce operating expenses.

The efficiency ratios for the quarters ended March 31, 2026, December 31, 2025, and March 31, 2025, were 54.0%, 53.4%, and 58.1%, respectively. A reconciliation of the aforementioned efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.9 million and $1.2 million for the three months ended March 31, 2026 and 2025, respectively. The effective tax rates for the three months ended March 31, 2026 and 2025 were 22.6% and 19.2%, respectively.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.34 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.
For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on their expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond their control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause their financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the concentration of the Company’s business in and around the Washington, D.C. metropolitan area and the effects of changes in the economic, political, and environmental conditions on this market, shutdowns of the U.S. government, including potential reductions in spending by the U.S. government and related reductions in the federal workforce; the impact of the interest rate environment on the Company’s business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company’s liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; the management of risks inherent in the Company’s real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions that the Company does business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; their investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in the Company’s common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause the Company to record a noncash impairment charge to earnings in future periods; the effect of any change in federal government enforcement of federal laws affecting the cannabis industry; potential exposure to fraud, negligence, computer theft and cyber-crime, and the Company’s ability to maintain the security of their data processing and information technology systems; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; their involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; and the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. The Company will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share and per share data)
(Unaudited)

	At or For the Three Months Ended,
	March 31, 2026	December 31, 2025	March 31, 2025
Selected Balances
Total assets	$2,335,434	$2,292,256	$2,240,797
Total investment securities	156,086	158,870	166,756
Total loans, net of deferred fees	1,923,305	1,941,283	1,882,133
Allowance for credit losses on loans	(19,149)	(18,886)	(18,422)
Total deposits	2,027,735	1,997,277	1,906,621
Long-term debt, net of issuance costs	24,451	18,750	18,709
Other borrowings	—	—	50,000
Reserve for unfunded commitments	374	471	557
Total shareholders' equity	260,331	253,600	242,328
Summary Results of Operations
Interest income	$29,821	$30,583	$28,557
Interest expense	12,417	13,658	13,505
Net interest income	17,404	16,925	15,052
Provision for credit losses	168	909	200
Net interest income after provision for credit losses	17,236	16,016	14,852
Noninterest income - loan fees, service charges and other	570	667	460
Noninterest income - bank owned life insurance	73	74	70
Noninterest income - minority membership interest	240	247	141
Noninterest income - loss on termination of derivative instruments	—	(62)	—
Noninterest expense	9,872	9,537	9,133
Income before taxes	8,247	7,405	6,390
Income tax expense	1,861	1,758	1,225
Net income	6,386	5,647	5,165
Per Share Data
Net income, basic	$0.36	$0.31	$0.28
Net income, diluted	$0.35	$0.31	$0.28
Book value	$14.47	$14.15	$13.17
Tangible book value (1)	$14.06	$13.74	$12.75
Tangible book value, excluding accumulated other comprehensive losses (1)	$15.10	$14.83	$13.94
Shares outstanding	17,994,329	17,917,504	18,406,216
Selected Ratios
Net interest margin (2)	3.26%	3.05%	2.83%
Return on average assets (2)	1.17%	1.00%	0.94%
Return on average equity (2)	10.04%	8.94%	8.61%
Efficiency (3)	53.98%	53.43%	58.08%
Loans, net of deferred fees to total deposits	94.85%	97.20%	98.72%
Noninterest-bearing deposits to total deposits	18.21%	18.19%	19.26%
Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP)(4)
GAAP net income reported above	$6,386	$5,647	$5,165
Loss on termination of derivative instruments	—	62	—
Accelerated debt issuance costs on subdebt redemption	244	—	—
Income tax benefit associated with non-GAAP adjustments	(55)	(14)	—
Adjusted Net Income, core operating earnings (non-GAAP)	$6,575	$5,695	$5,165
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$0.37	$0.32	$0.28
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$0.36	$0.31	$0.28
Adjusted Return on average assets (non-GAAP core operating earnings) (2)	1.22%	1.01%	0.94%
Adjusted Return on average equity (non-GAAP core operating earnings) (2)	10.34%	9.02%	8.61%
Adjusted Efficiency ratio (non-GAAP core operating earnings)(3)	53.76%	53.24%	58.08%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	11.33%	11.38%	10.98%
Total risk-based capital (to risk weighted assets)	15.86%	15.38%	15.07%
Common equity tier 1 capital (to risk weighted assets)	14.83%	14.37%	14.07%
Tier 1 leverage (to average assets)	12.61%	12.23%	11.92%
Asset Quality
Nonperforming loans	$12,207	$10,926	$10,747
Nonperforming loans to total assets	0.52%	0.48%	0.48%
Nonperforming assets to total assets	0.52%	0.48%	0.48%
Allowance for credit losses on loans	1.00%	0.97%	0.98%
Allowance for credit losses to nonperforming loans	156.87%	172.86%	171.42%
Net charge-offs (recoveries)	$3	$(5)	$(139)
Net charge-offs (recoveries) to average loans (2)	—%	—%	(0.03)%
Selected Average Balances
Total assets	$2,214,009	$2,253,977	$2,201,982
Total earning assets	2,167,240	2,202,453	2,153,209
Total loans, net of deferred fees	1,931,553	1,890,939	1,866,593
Total deposits	1,901,326	1,953,693	1,868,514
Deposit Balances
Noninterest-bearing deposits	369,262	363,228	367,124
Interest-bearing checking, savings and money market	1,062,393	1,072,082	1,014,636
Time deposits	336,118	277,010	274,949
Wholesale deposits	259,963	284,957	249,912

(1) Non-GAAP Reconciliation
Total shareholders’ equity	$260,331	$253,600	$242,328
Goodwill and intangibles, net	(7,270)	(7,295)	(7,613)
Tangible Common Equity (non-GAAP)	$253,061	$246,305	$234,715
Accumulated Other Comprehensive Loss ("AOCI")	(18,707)	(19,581)	(21,886)
Tangible Common Equity excluding AOCI (non-GAAP)	$271,768	$265,886	$256,601

Book value per common share	$14.47	$14.15	$13.17
Intangible book value per common share	(0.41)	(0.41)	(0.42)
Tangible book value per common share (non-GAAP)	$14.06	$13.74	$12.75
AOCI per common share	(1.04)	(1.09)	(1.19)
Tangible book value per common share, excluding AOCI (non-GAAP)	$15.10	$14.83	$13.94

(1) See "Non-GAAP" reconciliations
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	March 31, 2026	December 31, 2025	% Change Current Quarter	March 31, 2025	% Change From Year Ago

Cash and due from banks	$9,437	$5,684	66.0%	$12,957	(27.2)%
Interest-bearing deposits at other financial institutions	182,244	121,947	49.4%	110,973	64.2%
Investment securities	150,621	153,424	(1.8)%	158,982	(5.3)%
Restricted stock, at cost	5,465	5,446	0.3%	7,774	(29.7)%
Loans, net of fees:
Commercial real estate	1,001,612	1,032,649	(3.0)%	1,009,842	(0.8)%
Commercial and industrial	438,321	423,360	3.5%	339,173	29.2%
Commercial construction	157,250	153,006	2.8%	165,665	(5.1)%
Consumer real estate	290,221	297,018	(2.3)%	314,971	(7.9)%
Warehouse facilities	34,084	30,033	13.5%	44,154	(22.8)%
Consumer nonresidential	1,817	5,217	(65.2)%	8,328	(78.2)%
Total loans, net of fees	1,923,305	1,941,283	(0.9)%	1,882,133	2.2%
Allowance for credit losses on loans	(19,149)	(18,886)	1.4%	(18,422)	3.9%
Loans, net	1,904,156	1,922,397	(0.9)%	1,863,711	2.2%

Premises and equipment, net	662	693	(4.5)%	814	(18.7)%
Goodwill and intangibles, net	7,270	7,295	(0.3)%	7,385	(1.6)%
Bank owned life insurance (BOLI)	9,581	9,508	0.8%	9,289	3.1%
Other assets	65,998	65,862	0.2%	68,912	(4.2)%
Total Assets	$2,335,434	$2,292,256	1.9%	$2,240,797	4.2%

Deposits:
Noninterest-bearing	$369,262	$363,228	1.7%	$367,124	0.6%
Interest checking	682,461	741,034	(7.9)%	617,845	10.5%
Savings and money market	379,932	331,048	14.8%	396,791	(4.2)%
Time deposits	336,117	277,010	21.3%	274,949	22.2%
Wholesale deposits	259,963	284,957	(8.8)%	249,912	4.0%
Total deposits	2,027,735	1,997,277	1.5%	1,906,621	6.4%

Other borrowed funds	—	—	—%	50,000	(100.0)%
Long-term debt, net of issuance costs	24,451	18,750	30.4%	18,709	30.7%
Reserve for unfunded commitments	374	471	(20.6)%	557	(32.9)%
Other liabilities	22,543	22,158	1.7%	22,582	(0.2)%

Shareholders’ equity	260,331	253,600	2.7%	242,328	7.4%
Total Liabilities & Shareholders' Equity	$2,335,434	$2,292,256	1.9%	$2,240,797	4.2%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2026	December 31, 2025	% Change Current Quarter	March 31, 2025	% Change From Year Ago

Net interest income	$17,404	$16,925	2.8%	$15,052	15.6%
Provision for credit losses	168	909	(81.5)%	200	(16.0)%
Net interest income after provision for credit losses	17,236	16,016	7.6%	14,852	16.1%

Noninterest income:
Fees on loans	111	76	46.1%	77	44.2%
Service charges on deposit accounts	361	376	(4.0)%	270	33.7%
BOLI income	73	74	(1.4)%	70	4.3%
Income from minority membership interests	240	247	(2.8)%	141	70.8%
Loss on termination of derivative instruments	—	(62)	(100.0)%	—	—%
Other fee income	98	215	(54.4)%	113	(13.3)%
Total noninterest income	883	926	(4.6)%	671	31.7%

Noninterest expense:
Salaries and employee benefits	5,442	5,192	4.8%	4,783	13.8%
Occupancy expense	538	520	3.5%	529	1.7%
Internet banking and software expense	884	871	1.5%	825	7.2%
Data processing and network administration	618	509	21.4%	619	(0.2)%
State franchise taxes	568	583	(2.6)%	596	(4.7)%
Professional fees	273	283	(3.5)%	242	12.8%
Other operating expense	1,549	1,579	(1.9)%	1,539	0.6%
Total noninterest expense	9,872	9,537	3.5%	9,133	8.1%
Net income before income taxes	8,247	7,405	11.4%	6,390	29.1%
Income tax expense	1,861	1,758	5.9%	1,225	51.9%
Net Income	$6,386	$5,647	13.1%	$5,165	23.7%

Earnings per share - basic	$0.36	$0.31	16.1%	$0.28	28.6%
Earnings per share - diluted	$0.35	$0.31	12.9%	$0.28	25.0%
Weighted-average common shares outstanding - basic	17,930,618	18,008,781	(0.4)%	18,295,268	(2.0)%
Weighted-average common shares outstanding - diluted	18,110,088	18,138,550	(0.2)%	18,466,509	(1.9)%

Reconciliation of Net Income (GAAP) to Core Operating Earnings (Non-GAAP):
GAAP net income reported above	$6,386	$5,647		$5,165
Loss on termination of derivative instruments	—	62		—
Accelerated debt issuance costs on subdebt redemption	244	—		—
Income tax benefit associated with non-GAAP adjustments	(55)	(14)		—
Adjusted Net Income, core operating earnings (non-GAAP)	$6,575	$5,696		$5,165
Adjusted Earnings per share - basic (non-GAAP core operating earnings)	$0.37	$0.32		$0.28
Adjusted Earnings per share - diluted (non-GAAP core operating earnings)	$0.36	$0.31		$0.28

Adjusted Return on average assets (non-GAAP core operating earnings) (2)	1.22%	1.01%		0.94%
Adjusted Return on average equity (non-GAAP core operating earnings) (2)	10.34%	9.02%		8.61%
Adjusted Efficiency ratio (non-GAAP core operating earnings) (3)	53.76%	53.24%		58.08%

	For the Three Months Ended
	March 31, 2026	December 31, 2025	% Change Current Quarter	March 31, 2025	% Change From Year Ago

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$6,386	$5,647		$5,165
Provision for credit losses	168	909		200
Loss on termination of derivative instruments	—	62		—
Accelerated debt issuance costs on subdebt redemption	244	—		—
Income tax expense	1,861	1,758		1,225
Adjusted Pre-tax pre-provision income	$8,659	$8,376		$6,590
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.48	$0.47		$0.36
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.48	$0.46		$0.36

Adjusted Return on average assets (non-GAAP pre-tax pre-provision) (2)	1.59%	1.49%		1.20%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision) (2)	13.61%	13.26%		10.98%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2026			12/31/2025			3/31/2025
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,044,642	$14,017	5.37%	$1,012,184	$13,902	5.49%	$1,027,564	$12,885	5.02%
Commercial and industrial	409,903	7,969	7.78%	384,873	7,674	7.98%	324,023	6,369	7.86%
Commercial construction	154,755	2,521	6.52%	160,773	2,658	6.61%	165,111	2,969	7.19%
Consumer real estate	293,264	3,443	4.70%	297,956	3,541	4.75%	319,946	3,822	4.78%
Warehouse facilities	23,816	346	5.81%	29,828	453	6.08%	21,847	347	6.35%
Consumer nonresidential	5,173	92	7.11%	5,325	117	8.79%	8,102	161	7.95%
Total loans	1,931,553	28,388	5.88%	1,890,939	28,345	6.00%	1,866,593	26,553	5.69%

Investment securities (2)	183,478	958	2.09%	188,324	1,000	2.12%	198,776	1,041	2.09%
Interest-bearing deposits at other financial institutions	52,209	475	3.69%	123,190	1,238	3.98%	87,840	963	4.39%
Total interest-earning assets	2,167,240	$29,821	5.50%	2,202,453	$30,583	5.55%	2,153,209	$28,557	5.31%

Non-interest earning assets:
Cash and due from banks	7,703			12,250			11,138
Premises and equipment, net	685			711			849
Accrued interest and other assets	57,270			56,698			54,981
Allowance for credit losses	(18,889)			(18,135)			(18,195)
Total Assets	$2,214,009			$2,253,977			$2,201,982

Interest-bearing liabilities:
Interest checking	$680,550	$4,441	2.65%	$764,430	$5,987	3.11%	$617,141	$4,821	3.17%
Savings and money market	333,331	2,408	2.93%	316,175	2,450	3.07%	390,467	3,141	3.26%
Time deposits	293,200	2,742	3.79%	262,852	2,599	3.92%	256,389	2,680	4.24%
Wholesale deposits	238,789	2,112	3.59%	236,247	2,169	3.64%	249,888	2,150	3.49%
Total interest-bearing deposits	1,545,870	11,703	3.07%	1,579,704	13,205	3.32%	1,513,885	12,792	3.43%

Other borrowed funds	15,245	148	3.93%	7,103	55	3.07%	50,000	468	3.80%
Long-term debt, net of issuance costs	16,220	566	14.14%	18,741	398	8.43%	18,699	245	5.32%
Total interest-bearing liabilities	1,577,335	$12,417	3.19%	1,605,548	$13,658	3.38%	1,582,584	$13,505	3.46%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	355,456			373,989			354,629
Other liabilities	23,196			21,812			24,747
Shareholders’ equity	258,022			252,628			240,022
Total Liabilities and Shareholders' Equity	$2,214,009			$2,253,977			$2,201,982
Net Interest Margin		$17,404	3.26%		$16,925	3.05%		$15,052	2.83%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.